Exhibit 99.2

Ryan Specialty Announces

Full Exercise of Underwriters’ Option

To Purchase Additional Shares

July 26, 2021 | Chicago, IL — Ryan Specialty Group Holdings, Inc. (“Ryan Specialty”) today announced that the underwriters of the previously announced initial public offering of 56,918,278 shares of its Class A common stock exercised their option to purchase an additional 8,537,742 shares of Class A common stock from Ryan Specialty at the initial public offering price of $23.50 per share, less underwriting discounts and commissions. Including the exercise of the over-allotment option, Ryan Specialty has issued a total of 65,456,020 shares, for gross proceeds of approximately $1.54 billion before deducting underwriting discounts and commissions. Upon completion of the initial public offering and the consummation of the underwriters’ option to purchase additional shares and the application of the proceeds therefrom as described in the final prospectus, there will be 109,903,867 shares of Class A common stock outstanding. The shares are listed for trading on the New York Stock Exchange under the symbol “RYAN.”

J.P. Morgan, Barclays, Goldman Sachs & Co. LLC and Wells Fargo Securities acted as lead book-running managers, and UBS Investment Bank, William Blair, RBC Capital Markets, BMO Capital Markets and Keefe, Bruyette & Woods, A Stifel Company acted as book-running managers for the offering. Dowling & Partners Securities LLC, Wolfe | Nomura Strategic Alliance, Capital One Securities, CIBC Capital Markets, Loop Capital Markets, PNC Capital Markets LLC, Ramirez & Co., Inc. and Siebert Williams Shank acted as co-managers for the offering.

The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained, when available, from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204, or by emailing prospectus-eq_fi@jpmchase.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-888-603-5847, or by emailing barclaysprospectus@broadridge.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316, or by e-mailing prospectus-ny@ny.email.gs.com; or Wells Fargo Securities, LLC, Attn: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, telephone: (800) 326-5897, or by emailing cmclientsupport@wellsfargo.com.

A registration statement on Form S-1 relating to these securities has been filed with the U.S. Securities and Exchange Commission and became effective on July 21, 2021. Copies of the registration statement can be accessed through the Securities and Exchange Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About Ryan Specialty Group

Founded by Patrick G. Ryan in 2010, Ryan Specialty Group is a rapidly growing service provider of specialty products and solutions for insurance brokers, agents and carriers. Ryan Specialty Group provides distribution, underwriting, product development, administration and risk management services by acting as a wholesale broker and a managing underwriter. Our mission is to provide industry-leading innovative specialty insurance solutions for insurance brokers, agents and carriers.

Investor Contact:	Media Contact:

ir@ryansg.com	Alice Phillips Topping
Chief Marketing & Communications Officer
Alice.Topping@ryansg.com
312-635-5976

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